Exhibit 10.1

LINKWELL TECH GROUP, INC.
____________________

STOCKHOLDERS AGREEMENT
____________________

May 30, 2008

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2	Certain Matters of Construction	4
2.	VOTING AGREEMENT		5
	2.1	Election of Directors	5
	2.2	Removal	6
	2.3	Successors	6
	2.4	Ecolab Observer	6
	2.5	Expenses	6
	2.6	Meetings of the Board
	2.7	The Company
	2.8	Period
3.	COVENANTS		6
	3.1	Dividend Policy	6
	3.2	Inspection	6
	3.3	Negative Covenants and Agreements	7
4.	PUT AND CALL RIGHTS		9
	4.1	Put Option	9
	4.2	Call Option	11
5.	PREEMPTIVE RIGHTS		12
	5.1	Right of First Offer	12
	5.2	Second Proposal	12
	5.3	Notice	12
	5.4	Sale to Third Parties	13
	5.5	Proportionate Percentage	13
6.	CERTAIN TRANSFER RIGHTS AND RESTRICTIONS; RIGHTS OF FIRST OFFER		14
	6.1	Transfers of Shares to Affiliate	14
	6.2	Rights of First Offer on Transfers by Other Stockholders	14
	6.3	Right of Co-Sale	14
	6.4	Remedies	15

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TABLE OF CONTENTS
(continued)
Page

7.	“TAKE ALONG” RIGHTS		16
	7.1	Procedure	16
	7.2	Further Assurances	16
	7.3	Closing	16
8.	RIGHT OF FIRST OFFER ON A BUSINESS SALE		17
9.	REMEDIES		18
10.	NON COMPETE		18
11.	LEGENDS		19
12.	TERMINATION		19
13.	MISCELLANEOUS		20
	13.1	Authority; Effect	20
	13.2	Notices	20
	13.3	Amendment	20
	13.4	Waivers and Remedies	21
	13.5	Entire Agreement	21
	13.6	Assignment and Successors	22
	13.7	Severability	22
	13.8	Interpretation	22
	13.9	Governing Law	22
	13.10	Specific Performance	22
	13.11	Jurisdiction and Service of Process	23
	13.12	Waiver of Jury Trial	23
	13.13	Counterparts	23

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made as of May 30th, 2008 by and among (i) Linkwell Tech Group, Inc., a Florida corporation (the “Company”), (ii) Linkwell Corporation, a Florida corporation (“Linkwell”); and (iii) Ecolab Inc., a Delaware corporation (“Ecolab”).

WHEREAS, Linkwell is the owner of 8,000,000 issued and outstanding shares of Common Stock, par value $.001 per share (“Common Stock”), of the Company;

WHEREAS, pursuant to a Stock Purchase Agreement dated as of February 15th, 2008 (the “Stock Purchase Agreement”) by and among the Company, Linkwell and Ecolab, Ecolab is acquiring as of Closing 888,889 shares of Common Stock;

WHEREAS, immediately after Closing Linkwell and Ecolab are collectively the holders of all of the outstanding capital stock of the Company;

WHEREAS, the parties believe that it is in the best interests of the Company and the Stockholders to: (i) provide that certain shares of Common Stock shall be transferable only upon compliance with the terms hereof; (ii) provide the Company with certain rights with respect to the purchase of shares of Common Stock under certain circumstances; (iii) provide for certain rights with respect to the registration under the Securities Act of the Common Stock held by or issuable to the Stockholders; (iv) provide for certain rights and obligations of the Stockholders with respect to the election of directors of the Company; and (v) set forth their agreements on certain other matters;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth below, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS. For purposes of this Agreement:

1.1 Certain Definitions. The following terms shall have the following meanings:

1.1.1 “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with any of the foregoing individuals.

1.1.2 “Board” shall mean the Board of Directors of the Company.

1.1.3 “Change of Control Transaction” means any transaction or series of related transactions pursuant to which a third Person may gain Control of a Person, whether by merger, consolidation, issuance of voting securities, sale of all or substantially all of the assets of a Person, or otherwise.

1.1.4 “Closing” has the meaning given to such term in the Stock Purchase Agreement.

1.1.5 “Control” means and includes the direct or indirect ownership of all or substantially all of the assets of a Person by any third Person, the direct or indirect ownership or control, by contract or otherwise, of more than 50% of the voting securities of a Person, or the right to appoint or elect, whether directly or indirectly, a majority of the board of directors of a Person;

1.1.6 “Current Ratio” means the product of (i) the total aggregate current assets of the Group, divided by (ii) the total aggregate current liabilities of the Group, in each case as derived from the then current books and records of the Group Members.

1.1.7 “Debt to Total Asset Ratio” means the ratio, expressed as a percentage, of the total aggregate indebtedness (including principal, interest, fees, expenses and other amounts) of the Group to the total aggregate assets of the Group, in each case as derived from the then current books and records of the Group Members

1.1.8 “Ecolab Competitor” means any Person that is engaged in or competitive with the business of Ecolab or any of Ecolab’s Subsidiaries at the relevant time.

1.1.9 “Fully Diluted Shares” shall mean outstanding shares of Common Stock, assuming the conversion or exercise of all outstanding securities then convertible into or exercisable for Common Stock.

1.1.10 “Group” mean the Company and each of its Subsidiaries from time to time, collectively, and “Group Member” shall mean any one of them.

1.1.11 “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Fully Diluted Shares, and who is not an Affiliate of any such 5% owner.

1.1.12 “Initial Public Offering” shall mean the first public offering of shares of Common Stock registered under the Securities Act.

1.1.13 “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

1.1.14 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

1.1.15 “Shares” shall mean all shares of Common Stock and any other capital stock of the Company now or hereafter in existence, and any securities of the Company exercisable for or convertible into Common Stock or any other capital stock of the Company now or hereafter in existence.

1.1.16 “Stockholders” means the holders of Shares from time to time, and “Stockholder” shall mean any one of them.

1.1.17 "Subsidiary" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

1.1.18 “Total Debt to Capital Ratio” means the ratio, expressed as a percentage, of (i) the total aggregate indebtedness (including principal, interest, fees, expenses and other amounts) of the Group to (ii) the sum of (x) total aggregate indebtedness (including principal, interest, fees, expenses and other amounts) and (y) total aggregate equity, in each case of the Group, and in each case as derived from the then current books and records of the Group Members.

1.1.19 “Voting Shares” shall mean Common Stock and any other shares of capital stock or other securities now or hereafter issued, carrying the right to vote for directors of the Company.

1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Business Plan and Budget	3.3
Business Sale	8
Business Sale Notice	8
Business Seller	8
Call Closing	4.2
Call Notice	4.2
Call Purchase Price	4.2
Call Right	4.2
Call Shares	4.2
Cash Consideration	4.1(b)
Common Stock	Preamble
Competing Activity	9(a)
Co-Sale Offeree	6.3
Co-Sale Notice	6.3
Covered Person	4.1(e)
Dividend Policy	3.1

Ecolab Company Director	2.1(b)
Ecolab Director	2.1(c)
Ecolab Sub Director	2.1(c)
Ecolab Supervisory Board Member	2.1(d)
Ecolab Observer	2.4
Future Shares	5.1
Future Shares Exercise Period	5.1
Liens	4.1(d)
Majority Holders	7
Notice of Purchase	5.3
Offer Notice	6.2
Offered Shares	6.2
Offeree	6.2
Participating Seller	7
Prohibited Transfer	6.4
Proportionate Percentage	5.5
Proposed Buyer	7
Proposed Sellers	7
Proposal	5.1
Put Closing	4.1(d)
Put Notice	4.1(a)
Put Right	4.1(a)
Put Shares	4.1(a)
Put Window	4.1(a)
Refused Future Shares	5.4
Relevant Assets	8
Remaining Future Shares	5.2
Remaining Future Shares Exercise Period	5.2
Sale	7
Sale Percentage	7
SEC	4.1(f)(1)
Second Proposal	5.2
Stock Consideration Shares	4.1(b)
Stock Purchase Agreement	Preamble
Sub-Board	2.4
Take-Along Notice	7.1
Transfer	6
Transferring Holder	6.2
Valuation Notice	4.2
Valuer	4.2

1.3 Certain Matters of Construction. The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof. Definitions shall be equally applicable to both the singular and plural forms of the terms defined. The masculine, feminine and neuter genders shall each include the other. Any reference in this Agreement to a “Section” refers to the corresponding Section of this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

2.	VOTING AGREEMENT.

2.1 Board Representation. Each Stockholder hereby agrees to cast all votes to which such Stockholder is entitled in respect of any Voting Shares now or hereafter owned by such Stockholder, whether at any annual or special meeting of stockholders, by written consent or otherwise, and otherwise to take all other reasonably necessary or desirable actions with such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, officer or otherwise), and the Company shall take all reasonably necessary and desirable actions within its control (including, without limitation, calling directors’ and shareholders’ meetings), so that:

(a) the number of directors constituting the Board shall be not less than three (3);

(b) Ecolab shall be entitled at any time to designate and have elected to the Board any one individual (the “Ecolab Company Director”). At any time when the Board shall consist of more than ten directors, Ecolab shall be entitled to designate and have elected to the Board such number of Ecolab Directors as constitutes not less than one-tenth of the total number of directors (rounded up to the next highest whole number);

(c) Ecolab shall be entitled at any time to designate and have elected to the board of directors or equivalent (each a “Sub Board”) of each of the Company’s Subsidiaries any one individual (each an “Ecolab Sub Director” and the Ecolab Company Director(s) and the Ecolab Sub Directors being, collectively, the “Ecolab Directors”);

(d) in the event that any Subsidiary forms, whether as a result of applicable requirements of Law or otherwise, a supervisory board, Ecolab shall be entitled at any time to designate and have elected to such supervisory board any one individual (each an “Ecolab Supervisory Board Member”); and

(e) the removal from the Board or any Sub Board of any Ecolab Director or from any Subsidiary’s supervisory board of an Ecolab Supervisory Board Member (in each case with or without cause) shall be at the written request of Ecolab, but only upon such written request and under no other circumstances. Ecolab shall be entitled at any time to remove any Ecolab Director or Ecolab Supervisory Board Member for any reason whatsoever and to appoint another individual in his place.

2.2 Expenses. Except with the written approval of both Stockholders, all expenses that any individual member of the Board, any Sub-Board, any supervisory board of a Subsidiary, or any committee of any of the foregoing organs may incur for attending meetings or discharging duties in such capacity shall be borne by the Stockholder that designated such individual for election or appointment to that organ. So long as any Ecolab Director serves on the Board and for two years thereafter, the Company shall maintain directors and officers indemnity insurance coverage satisfactory to the Ecolab Director and the Company’s articles of incorporation and by-laws will provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

2.3 Meetings of the Board and Sub-Boards. The Company agrees that it will hold a meeting of the Board, and will cause each of its Subsidiaries to hold a meeting of such Subsidiary’s Sub-Board, at least two (2) times per fiscal year.

2.4 Group Matters. Linkwell and the Company agree that all decisions and matters that may affect any Group Member or the Group as a whole shall be discussed and decided by the Board in accordance with the provisions of this Agreement.

2.5 The Company. The Company agrees not to give effect to any action by any holder of Shares which is in contravention of this Section 2.

3.	COVENANTS

3.1 Dividend Policy. The Stockholders shall, as soon as reasonably practicable after the date of this Agreement, agree in good faith a dividend policy for the Company and for each of its Subsidiaries (the “Dividend Policy”). Until the Dividend Policy has been so agreed, the Company shall not, and shall cause its Subsidiaries not to, declare or pay any dividend or make any distribution on any Shares.

3.2 Financial Information. The Company will provide to Ecolab the following reports:

3.2.1 As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, audited consolidated balance sheets of the Company and its Subsidiaries, as of the end of the fiscal year, and audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the year, prepared in accordance with United States generally accepted accounting principles, consistently applied, and setting out in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of national standing; and

3.2.2 As soon as practicable after the end of each fiscal quarter, and in any event within 45 days after each fiscal quarter, an unaudited quarterly report including a balance sheet, profit and loss statement and cash flow analysis prepared in accordance with United States generally accepted accounting principles, consistently applied, (other than for accompanying notes and subject to changes resulting from year-end audit adjustments) as of the end of and for the year to date and quarter ending on the last day of such fiscal quarter, and a comparison of such results to the Company’s Annual Business Plan and Budget for such period.

3.3 Inspection. The Company shall permit, and shall cause its Subsidiaries to permit, each Stockholder, at such Stockholder’s expense, to visit and inspect any Group Member’s properties, examine its books of account and records, and discuss its affairs, finances and accounts with its officers, during normal business hours of such Group Member as may be reasonably requested by such Stockholder; provided, however, that no Group Member shall be obligated pursuant to this Section 3.3 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement) or the disclosure of which would adversely affect the attorney-client privilege between the Group Member and its counsel.

3.4 Business Plan and Budget. The Company shall furnish to the Board, no later than thirty (30) days prior to the start of each new fiscal year, an annual business plan (the “Business Plan and Budget”) for the Company and its Subsidiaries, which business plan shall include annual capital and operating budgets in reasonable detail, a projected financial statement for such fiscal year on a monthly basis, and operating goals for each functional unit of the Company and its Subsidiaries, and promptly after preparation from time to time, any revisions in the forecasts contained therein. In order to be adopted, the capital expenditure proposals of each such annual Business Plan and Budget shall need to be approved by a majority of the Board (with all directors present and voting), except that capital expenditure proposals involving lines of business not related to infection control or healthcare shall need to be unanimously approved by the Board (with all directors present and voting). The remainder of each such annual Business Plan and Budget shall need to be approved by a majority of the Board (and not just of those present at the relevant meeting). The provisions of this Section 3.4 shall in no circumstances be deemed to constitute an exception or qualification to the obligations of the Company to obtain the affirmative vote of the Ecolab Director to those matters set forth in paragraphs (a) through (v) of Section 3.5 below.

3.5 Negative Covenants and Agreements. The Company hereby covenants and agrees that it shall not, and shall not permit its Subsidiaries to, do any of the following without the prior written approval of Ecolab:

(a) make any loan or advance to, or own any stock or other securities of, any corporation, partnership or other entity unless it is wholly owned by the Company;

(b) make any loan or advance to any Person, including, without limitation, any employee or director, except advances and similar expenditures in the ordinary course of business;

(c) directly or indirectly guarantee or otherwise in any way become liable with respect to the obligations or liabilities of any Person, other than a Subsidiary, except by endorsement of instruments or items of payment for deposit to the general account of the Company or any Subsidiary;

(d) make any capital expenditures or incur any research and development costs, in each case, in one or a series of related transactions, in excess of 125% of the amounts set forth in the Business Plan and Budget for the relevant fiscal year;

(e) incur indebtedness for borrowed money, unless, immediately following such incurrence, each of the following ratios would continue to be met: (i) a Total Debt to Capital Ratio of less than 20%, (ii) a Current Ratio of greater than 2, and (iii) a Debt to Total Asset Ratio of less than 15%;

(f) except to the extent reasonably necessary to secure permitted indebtedness, pledge, encumber, or grant any security interest in, any asset of the Company or any of its Subsidiaries;

(g) enter into or be a party to any transaction with any director, officer or employee of the Company or any Subsidiary of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such Person;

(h) enter into or be a party to any transaction with any Affiliate (other than Subsidiaries) other than on an arm’s length basis with terms materially comparable to those that would be available from a non-affiliated third party; provided that such transaction is reasonably necessary to conduct the business and operations of the Company in the ordinary course;

(i) issue or sell any equity securities (i) of any class of share other than Common Stock, (ii) to any Ecolab Competitor, or (iii) if such issuance or sale would result in Ecolab and its Affiliates together holding less than 25% of the Fully Diluted Shares immediately following such issuance or sale;

(j) change the principal business of the Company or any of its Subsidiaries, enter new lines of business, or exit the current line of business;

(k) effect any Business Sale, except in accordance with Section 8;

(l) other than a Business Sale, effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with permitted indebtedness for borrowed money) of any substantial part (i.e., more than ten percent (10%) of the book value as reflected on the most recent fiscal-year-end consolidated balance sheet of the Company) of the properties or assets of the Company or any of its Subsidiaries, or any consolidation or merger involving the Company or any of its Subsidiaries;

(m) effect any reduction of capital, recapitalization, liquidation, dissolution or winding-up of the Company or any of its Subsidiaries;

(n) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with permitted indebtedness for borrowed money) of any assets of the Company or any of its Subsidiaries, other than of obsolete equipment or of inventory in the ordinary course of trading;

(o) approve or consummate a sale of all or any part of the equity capital of any Subsidiary of the Company to any Person or group of affiliated Persons;

(p) amend the articles of incorporation or the By-laws or any organizational document of the Company or any of its Subsidiaries;

(q) purchase or redeem, or set aside any sums for the purchase or redemption of, stock;

(r) declare or pay any dividend or make any distribution on any shares, except for dividends or other distributions in accordance with the Dividend Policy;

(s) adopt any stock option, restricted stock or other equity incentive plan, or grant to any of the Company’s or any of its Subsidiaries’ employees, consultants, officers, directors or affiliates options to purchase shares;

(t) acquire, whether by merger, consolidation or otherwise, the securities of, or assets representing all or substantially all or any substantial part of the business of, any other Person;

(u) enter into any joint venture, partnership or other strategic alliance which requires the investments, expenditures or contributions of cash, property or services by the Company or any of the Company’s Subsidiaries with an aggregate value in excess of U.S. $250,000 during any fiscal year; or

(v) form or organize a Subsidiary, whether wholly-owned or otherwise.

4.	PUT AND CALL RIGHTS

4.1 Put Option.

(a) At any time (i) after the second anniversary but prior to the fourth anniversary of Closing, or (ii) in the period of three (3) months following: (A) any material breach by the Company or a Subsidiary of any of the Commercial Agreements that may have a cumulative impact on Ecolab of US$ 50,000 or more, (B) the end of the seventh (7th) month after the Closing Date, if Shanghai Likang Disinfectant High-Tech Company, Limited (“Likang Disinfectant”) fails to complete the acquisition and become the registered owner of the land-use rights, free and clear of Encumbrances (as evidenced by the receipt of valid land-use right certificates and building ownership certificates) for the 4,384 square meter plot of land and the workshops constructed thereon located at No. 1104, Jia Tang Gong Road, Jiading District that Likang Disinfectant purchased from Zhung-Yiu Pharmaceutical pursuant to an agreement dated August 5, 2005, or (C) the incurrence by any Company Subsidiary of any material fine, penalty, disruption of operations, expense, costs or other loss as a result of such Company Subsidiary not having any land use rights, building ownership rights or governmental authorization that it may require in respect of its operations (each, a “Put Window”), Ecolab shall have the right (the “Put Right”) to require Linkwell to purchase, and Linkwell shall be obligated to purchase, all of the shares of Common Stock purchased by Ecolab pursuant to the Stock Purchase Agreement (the “Put Shares”). Ecolab may exercise the Put Right by providing written notice (the “Put Notice”) to Linkwell and the Company at any time during a Put Window. Ecolab shall have no Put Right if Ecolab has, prior to the date it would otherwise issue a Put Notice, acquired all of the outstanding equity interests of the Company.

(b) Linkwell shall, within five (5) business days after its receipt of the Put Notice, determine whether the consideration payable for the Put Shares shall be either (a) cash in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Cash Consideration”), or (b) shares of common stock in the capital of Linkwell in an amount calculated pursuant to Section (c) below (the “Stock Consideration Shares”), and shall inform Ecolab in writing of such determination.

(c) If Linkwell elects to pay Stock Consideration Shares for the Put Shares, the number of shares of Linkwell common stock forming the Stock Consideration Shares shall be the lesser of (a) Ten Million (10,000,000) shares of Linkwell common stock, or (b) such number of shares of Linkwell common stock as is determined by dividing (i) 3,500,000 by (ii) the average daily closing price of Linkwell common stock, as derived from the OTC Bulletin Board website, for the twenty (20) days on which Linkwell shares of common stock were traded on the OTC Bulletin Board prior to the date of the Put Notice.

(d) The closing of a transaction pursuant to the Put Right (the “Put Closing”) shall be held on a date mutually agreed upon by Linkwell and Ecolab but in any event no later than 90 days following Linkwell’s receipt of the Put Notice. At the Put Closing, Ecolab shall deliver to Linkwell, against payment of the aggregate Put Price, stock certificates, together with stock powers duly endorsed in blank, or affidavits of lost stock certificates (together with indemnification therefor reasonably satisfactory to Linkwell), if applicable, evidencing the Put Shares. If Linkwell has elected to pay Cash Consideration for the Put Shares, at the Put Closing, Linkwell shall deliver to Ecolab the Cash Consideration by wire transfer of immediately available funds to such account as Ecolab may designate. The Put Shares shall be delivered to Linkwell at the Put Closing free and clear of all liens, claims, charges and encumbrances, other than the restrictions imposed by this Agreement and by applicable law (collectively, “Liens”), and such transfer shall be effected using documentation containing representations only as to Ecolab’s title, authority and capacity to sell the Put Shares. If Linkwell has elected to pay Stock Consideration Shares for the Put Shares, then Linkwell shall at the Put Closing deliver to Ecolab a certificate representing the Stock Consideration. The Stock Consideration Shares shall be delivered free and clear of all Liens.

(e) If Linkwell elects to pay Stock Consideration Shares for the Put Shares, Linkwell shall effect the registration under the Securities Act of all of the Stock Consideration Shares in accordance with the terms of the Registration Rights Agreement.

4.2 Call Option. If Linkwell is subject to a Change of Control Transaction, Linkwell shall within five business days thereof notify Ecolab in writing of the same and Ecolab shall have the right (the “Call Right”) to require Linkwell to sell, and Linkwell shall be obligated to sell and to cause its Affiliates to sell, all of the equity interests then owned by Linkwell and its Affiliates in any Group Member (the “Call Shares”). Ecolab may exercise the Call Right by providing written notice (the “Call Notice”) to Linkwell and the Company by no later than the date falling thirty (30) days after its receipt of notification of the Change of Control Transaction from Linkwell. The purchase price for the Call Shares shall be agreed between Ecolab and Linkwell, provided, that, if agreement has not been reached within thirty (30) days after Linkwell’s receipt of the Call Notice, either party may by notice to the other (the “Valuation Notice”) require a price for the Call Shares to be established by an independent certified public accountant (the “Valuer”) (acting as an expert and not as an arbitrator). The Valuer shall be agreed upon by Ecolab and Linkwell or, in default of agreement within five business days after receipt of the Valuation Notice, appointed by the President for the time being of the American Institute of Certified Public Accountants (or any person for the time being performing the functions of that official) on the application of either Ecolab or Linkwell. The Valuer shall determine the fair price of the Call Shares being sold on a going concern basis between a willing seller and a willing purchaser and on the basis that each Call Share, whatever its class, has the same value corresponding to its proportion of the value of all the Call Shares taken as a whole and that no additional or reduced value is attached to any holding of Call Shares by virtue only of that holding comprising or after purchase conferring or giving rise to a majority or minority of the total issued share capital of the Company. Any costs of the Valuer shall be borne by Ecolab and Linkwell equally. The purchase price for the Call Shares as agreed between Ecolab or Linkwell or, failing such agreement, determined by the Valuer shall hereafter be the “Call Purchase Price”. The closing of a transaction pursuant to the Call Right (the “Call Closing”) shall be held on a date mutually agreed upon by Linkwell and Ecolab but in any event no later than 90 days following Linkwell’s receipt of the Call Notice. At the Call Closing, Linkwell shall deliver, and cause its relevant Affiliates to deliver, to Ecolab, against payment of the Call Purchase Price, stock certificates, together with stock powers duly endorsed in blank, or affidavits of lost stock certificates (together with indemnification therefor reasonably satisfactory to Ecolab), if applicable, evidencing the Call Shares. At the Call Closing, Ecolab shall pay to Linkwell the Call Purchase Price by wire transfer of immediately available funds to such account as Linkwell may designate. Receipt of the Call Purchase Price into such account shall be a good and valid discharge of payment by Ecolab of any portion of the Call Purchase Price attributable to Affiliates of Linkwell. The Call Shares shall be delivered to Ecolab at the Call Closing free and clear of all Liens, and such transfer shall be effected using documentation containing representations only as to Linkwell’s and its relevant Affiliates’ title, authority and capacity to sell the Call Shares.

5.	PREEMPTIVE RIGHTS.

5.1 Right of First Offer. The Company shall not issue or sell any of its equity securities, including but not limited to Common Stock or securities convertible into, or options, warrants, or other rights to purchase Common Stock (collectively, the “Future Shares”), to any Person without providing each Stockholder the right to subscribe for its Proportionate Percentage (as defined in Section 5.5) of such Future Shares at a price and on such other terms (including the method of purchase) which are at least as favorable as shall be offered to such third party and which shall have been specified by the Company in a writing delivered to each Stockholder (the “Proposal”); provided, however, that each Stockholder shall have the option of purchasing Future Shares with cash, regardless of the method of purchase offered to such Person. The Proposal by its terms shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Company to each Stockholder (the “Future Shares Exercise Period”). The Proposal shall also certify that the Company has either (a) if the Company intends to sell the Future Shares to a specific purchaser or group of purchasers, received a firm offer from a prospective purchaser, who shall be identified in such certification or that the Company in good faith believes a binding agreement of sale is obtainable for consideration having a fair market, cash equivalent or present value set forth in such certification, or (b) if the Company has no specific purchaser in mind, intends in good faith to offer its securities at the price and on the terms set forth in such certification.

5.2 Second Proposal. If any Stockholder shall subscribe for less that its Proportionate Percentage of the Future Shares set forth in the Proposal to it, then the Company, at the end of the Future Shares Exercise Period, shall give notice in the same manner to each Stockholder who did subscribe for its entire Proportionate Percentage of the Future Shares of the number of Future Shares which the Stockholders had not elected to purchase during the Future Shares Exercise Period (the “Remaining Future Shares”) and stating that such Stockholder may elect to purchase at the same price any or all of the Remaining Future Shares (the “Second Proposal”), which Second Proposal by its terms shall remain open and irrevocable for a period of five days from the date it is delivered by the Company to each such Stockholder (the “Remaining Future Shares Exercise Period”). If the total number of Remaining Future Shares is sufficient to satisfy the elections of the Stockholders who received the Second Proposal, such Remaining Future Shares shall be allocated to them in accordance with their elections; if not, the available Remaining Future Shares shall be allocated among such Stockholders according to their respective Proportionate Percentage (provided that such allocation shall be adjusted if necessary so that no Stockholder is allocated more Remaining Future Shares than it has elected to purchase).

5.3 Notice. Notice of each Stockholder’s intention to accept, in whole or in part, the Proposal or the Second Proposal made pursuant to Section 5.1 or 5.2, respectively, shall be evidenced by a writing signed by such Stockholder and delivered to the Company prior to the end of the Future Shares Exercise Period or the Remaining Future Shares Exercise Period setting forth that portion of the Future Shares or the Remaining Future Shares which the Stockholder elects to purchase (the “Notice of Purchase”).

5.4 Sale to Third Persons. In the event that the Stockholders elect not to purchase all (or any part) of the Future Shares or the Remaining Future Shares, the Company shall have ninety (90) days from the expiration of the later of the Future Shares Exercise Period or the Remaining Future Shares Exercise Period to offer and sell all or any part of such Future Shares not purchased by the Stockholders (the “Refused Future Shares”) to one or more other Persons, but only upon terms and conditions in all respects which are no more favorable to such other Persons or less favorable to the Company than those set forth in the Proposal and the Second Proposal, as the case may be; provided, however, that such sale shall be to the same Persons or their Affiliates identified in the Proposal, if so identified pursuant to Section 5.1. In the event that the Company so sells the Refused Future Shares to such other Persons, the sale to each Stockholder of the Future Shares and the Remaining Future Shares in respect of which a Notice of Purchase was delivered to the Company by such Stockholder shall occur upon the closing of the sale to such other Persons of Refused Future Shares (which closing shall include full payment to the Company). If there are no Refused Future Shares, the sale to such Stockholder of such Future Shares shall occur within twenty (20) days after the expiration of the Future Shares Exercise Period or the Remaining Future Shares Exercise Period, whichever is later. If such offering or sale of Refused Future Shares shall be terminated, the Company shall promptly give such Stockholder written notice of such termination and such Stockholder may, but shall not be required to, purchase such Future Shares and Remaining Future Shares, in which case such purchase shall occur within thirty (30) days after the date of such termination. In any event, the sale to such Stockholder of such Future Shares and Remaining Future Shares shall be on the terms specified in the Proposal and the Second Proposal. Any Refused Future Shares not purchased by such other Persons within such 90-day period shall remain subject to this Section 5.

5.5 Proportionate Percentage. The term “Proportionate Percentage” in this Section 5 shall mean, as to any Stockholder, that percentage figure which expresses the ratio which (i) the number of Fully Diluted Shares then owned by such Stockholder bears to (ii) the aggregate number of Fully Diluted Shares held by the Stockholders.

5.6 No Further Financing Obligation. For the avoidance of doubt, neither Ecolab nor any of Ecolab’s Affiliates are under any obligation to provide any further financing, whether in the form of loan or share capital or otherwise, to any Group Member, or to give any guarantee, security or indemnity in respect of any of the liabilities or obligations of any Group Member.

6.	CERTAIN TRANSFER RIGHTS AND RESTRICTIONS; RIGHTS OF FIRST OFFER.

No Stockholder shall sell, pledge, assign, grant a participation interest in, encumber or otherwise transfer or dispose of any Shares held by such Stockholder to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process (including, without limitation, divorce decree) or otherwise (collectively, a “Transfer”), except as permitted by this Section 6. Any attempted Transfer of Shares by a Stockholder not permitted by this Section 6 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

6.1 Transfers of Shares to Affiliate. A Stockholder may Transfer any or all of its Shares to an Affiliate of such Stockholder.

6.2 Sale or Transfer of Linkwell Shares. For the avoidance of doubt, nothing in this Agreement shall prohibit the sale, transfer, pledge, assignment, encumbrance or other transfer or disposition by Ecolab or any of its Affiliates of any shares held from time to time by Ecolab or any of its Affiliates in the capital of Linkwell, whether as a result of the exercise of the Put Option or otherwise.

6.3 Rights of First Offer on Transfers by Other Stockholders. Except as provided in Sections 4 and 6.1, no Stockholder shall Transfer any Shares to any Person, unless such Stockholder (the “Transferring Holder”) first (i) gives the Company and the other Stockholders not less than thirty (30) days prior written notice of its intent to Transfer such Shares (the “Offer Notice”), which notice shall set forth the principal terms of the proposed Transfer, including the number and type of Shares to be Transferred (the “Offered Shares”), the purchase price therefor, the identity of any proposed transferee or transferees (if known) and any other material term of the proposed transaction and (ii) offers to Transfer the Offered Shares, to the other Stockholders (individually an “Offeree” and collectively the “Offerees”), on the terms set forth in such Offer Notice (or, in the case of a Transfer all or a portion of the consideration for which would consist of property other than cash, at each Offeree’s option, for cash in an amount equal to the fair market value of the relevant pro rata portion of the total consideration proposed to be received in respect of the Offered Shares). Each Offeree may elect to purchase, pro rata according to Offerees’ respective holdings of Common Stock, the Offered Shares at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Holder within fifteen (15) days after the delivery of the Offer Notice. Failure of an Offeree to respond to the Offer Notice within such 15-day period will be deemed to constitute notification to the Transferring Holder and the Company of such Offeree’s decision not to purchase any of the Offered Shares. In the event that all of the Offered Shares are not purchased by the Offerees as provided above, the Company will have the right to purchase all of the remaining Offered Shares not purchased by the Offerees. The Company may exercise such right as to all of such remaining Offered Shares by giving notice to the Transferring Holder no later than fifteen (15) days after the date of the Offer Notice. In the event that all of the Offered Shares are to be purchased by the Offerees and/or the Company, the Transfer of such Offered Shares will be consummated in accordance with the Offer Notice and in any event within sixty (60) days after the delivery of the Offer Notice. The Transferring Holder shall deliver to the Offerees and/or the Company (as the case may be) against payment of the relevant purchase price, stock certificates, together with stock powers duly endorsed in blank, or affidavits of lost stock certificates (together with indemnification therefor reasonably satisfactory to the Company), if applicable, evidencing the Offered Shares. The Offered Shares shall be delivered to the Offerees and/or the Company (as the case may be) free and clear of all Liens, and such transfer shall be effected using documentation containing representations only as to the Transferring Holder’s title, authority and capacity to sell the Offered Shares. If the Offerees and/or the Company have not elected to purchase all of the Offered Shares, the Transferring Holder may, subject to Section 6.3, within ninety (90) days after the delivery of the Offer Notice, Transfer any of the Offered Shares not Transferred to the Offerees and/or the Company to the transferee or transferees specified in the Offer Notice, if any, or to an Affiliate thereof, at not less than the price set forth in the Offer Notice, and on other terms and conditions no more favorable to the transferees than offered to the Offerees in the Offer Notice. In the event the Offered Shares are not sold within the applicable period specified above, such Shares shall again become subject to the restrictions on Transfer contained in this Section 6.2.

6.4 Right of Co-Sale. If the Offerees and/or the Company have not elected to purchase all of the Offered Shares and the remaining Offered Shares proposed to be transferred by the Transferring Holder represent more than 10% of the Fully Diluted Shares, then each Offeree who has not exercised its right of first offer under Section 6.2 (a “Co-Sale Offeree”) may Transfer to the purchaser that number of Shares equal to (a) the total number of Shares held by such Offeree multiplied by (b) (i) the total number of Shares proposed to be sold by the Transferring Holder to the Purchaser divided by (ii) the total number of Shares held by the Transferring Holder. Each Co-Sale Offeree that wishes to participate in the sale must give written notice (a “Co-Sale Notice”) to the Company and the Transferring Holder within fifteen (15) days after its receipt of the Offer Notice. Any failure to deliver a Co-Sale Notice within such period will be deemed a waiver of these Co-Sale rights regarding the proposed transfer to the purchaser. If a Co-Sale Notice is given by any Co-Sale Offeree, such Co-Sale Offeree’s relevant Shares will be transferred to the purchaser at the same price per share and on the same terms as the Transferring Holder’s Shares are transferred to the purchaser. Each Co-Sale Offeree will deliver to the purchaser the certificates evidencing the Shares to be sold by such Co-Sale Offeree, duly endorsed, or with stock powers or other appropriate instruments duly endorsed, for transfer with signature guaranteed, free and clear of any Liens, against delivery of the applicable consideration. The consummation of the transaction will occur, and all deliveries made, at the same time, date and location as the Transferring Holder and the purchaser consummate the sale of the Offered Shares not Transferred to the Offerees and/or the Company pursuant to Section 6.2.

6.5 Remedies. Any attempt by the Transferring Holder to Transfer Shares in violation of this Section 6 will be void and the Company agrees it will not effect a Transfer nor will it treat any alleged transferee as the holder of shares without the written consent of Offerees holding a majority of the Fully Diluted Shares held in aggregate by the Offerees. In the event that any Transferring Holder should sell any Shares in contravention of the right of first offer and/or co-sale rights contained in this Section 6 or the Purchaser refuses to acquire shares from any of the Co-Sale Offerees (a “Prohibited Transfer”), each Offeree, in addition to other remedies available at law, in equity or under this Agreement, will have the right to sell to the Transferring Holder the type and number of Shares equal to the number of shares each Offeree would have been entitled to Transfer to the Purchaser under this Section 6 had the Prohibited Transfer been effected under and in compliance with the terms hereof. The Transferring Holder will upon tender of the Shares for purchase by an Offeree pay in cash the price per share paid by the Purchaser to the Transferring Holder in the Prohibited Transfer. The Transferring Holder will also reimburse each Offeree for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Offeree’s under this Section 6 and enforcement of the Offeree’s rights hereunder.

7.	“TAKE ALONG” RIGHTS.

Subject to Sections 4.2, 6.2 and 6.3, each Stockholder (a “Participating Seller”) hereby agrees, if requested at any time after the fourth anniversary of Closing by other Stockholders holding at least two-thirds of the Fully Diluted Shares then held by all Stockholders (“the Majority Holders”), to Transfer for value (for purposes of this Section 7, a “Sale”) a specified percentage (for purposes of this Section 7, the “Sale Percentage”) of the Shares then owned by such Participating Seller to an Independent Third Party (for purposes of this Section 7, the “Proposed Buyer”) in the manner and on the terms set forth in this Section 7 in connection with the Sale by one or more Stockholders (collectively, the “Proposed Sellers”) of the Sale Percentage of the total number of Fully Diluted Shares held by the Majority Holders to the Proposed Buyer; provided, however, that no Participating Seller shall be obligated to sell Shares pursuant to this Section 7 unless at least 100% of all Fully Diluted Shares are Transferred in the Sale.

7.1 Procedure. If the Majority Holders elect to exercise their rights under this Section 7, a notice (the “Take Along Notice”) shall be furnished by the Proposed Sellers to each other holder of Shares. The Take Along Notice shall set forth the principal terms of the proposed Sale, including the number of Shares to be purchased from the Proposed Sellers, the Sale Percentage, the purchase price and the name and address of the Proposed Buyer. If the Majority Holders consummate the Sale referred to in the Take Along Notice, each Participating Seller shall be bound and obligated to Sell the Sale Percentage of the Shares in the Sale on the same terms and conditions with respect to each Share sold, as the Proposed Sellers shall sell each Share in the Sale. If at the end of 180 days following the date of the effectiveness of the Take Along Notice the Proposed Sellers have not completed the Sale, each Participating Seller shall be released from his obligation under the Take Along Notice, the Take Along Notice shall be null and void, and it shall be necessary to comply anew with the provisions of this Section 7, unless the failure to complete such Sale resulted from any failure by any Participating Seller to comply in any material respect with the provisions of this Section 7.

7.2 Further Assurances. Each Participating Seller shall, whether in his capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, take or cause to be taken all such actions as may be reasonably requested in order expeditiously to consummate a Sale pursuant to Section 7.1. Each such Participating Seller agrees (i) to vote all Shares with respect to which such Participating Seller holds power to vote in favor of any proposal to stockholders in connection with the Sale which is approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote with respect to such matter and (ii) to execute and deliver such agreements as may be necessary for the Participating Seller to be subject to the same terms and conditions with respect to the Sale as apply to the Proposed Sellers, including without limitation, an agreement by such Participating Seller to be subject to such purchase price escrow or adjustment provisions as may apply to Stockholders generally and to be liable in respect of any individual representations, warranties and indemnities to be given by selling Stockholders in the Sale regarding such matters as legal capacity or due organization of such Participating Seller, authority to participate in the Sale and ownership (free and clear of liens) of Shares to be sold by such Participating Seller; provided, however, that the aggregate amount of such liability shall not exceed either such Participating Seller’s pro rata portion of any such liability, in accordance with such Participating Seller’s portion of the total number of Shares included in the Sale or the net proceeds received by such Participating Seller from the Sale, whichever is less.

7.3 Closing. The closing of a Sale pursuant to Section 7.1 shall take place at such time and place as the Majority Holders shall specify by notice to each Participating Seller. At the closing of any Sale under this Section 7, each Participating Seller shall deliver the certificates evidencing the Shares to be sold by such Participating Seller, duly endorsed, or with stock powers or other appropriate instruments duly endorsed, for transfer with signature guaranteed, free and clear of any Liens, against delivery of the applicable consideration.

8.	RIGHT OF FIRST OFFER ON A BUSINESS SALE

The Company shall not, and shall cause its Subsidiaries not to, and Linkwell agrees to take such steps as are necessary to ensure that neither the Company nor any Subsidiary does, effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with permitted indebtedness for borrowed money) of the issued share capital of, or of all or substantially all, of the properties or assets of, the Company or any of its Subsidiaries, whether by consolidation, merger or otherwise (in each case, a “Business Sale”), unless the Company or the relevant Subsidiary (the “Business Seller”) first (i) gives Ecolab not less than sixty (60) days prior written notice of its intent to effect the Business Sale (the “Business Sale Notice”), which notice shall set forth the principal terms of the proposed Business Sale, including the purchase price therefor, the identity of any proposed transferee or transferees (if known) and any other material term of the proposed transaction and (ii) offers to sell to Ecolab the relevant shares or assets proposed to form part of the Business Sale (the “Relevant Assets”), on the terms set forth in the Business Sale Notice (or, in the case of a proposed sale all or a portion of the consideration for which would consist of property other than cash, at Ecolab’s option, for cash in an amount equal to the fair market value of such non-cash consideration). Ecolab may elect to purchase, or to cause one of its Affiliates to purchase, the Relevant Assets at the price and on the terms specified in the Business Sale Notice by delivering written notice of such election to the Company within thirty (30) days after the delivery of the Business Sale Notice. Failure of Ecolab to respond to the Business Sale Notice within such 30-day period will be deemed to constitute notification of Ecolab’s decision not to purchase, or to cause one of its Affiliates to purchase, the Relevant Assets. In the event that Ecolab elects to purchase, or to cause one of its Affiliates to purchase, the Relevant Assets, the purchase and sale thereof shall be effected using customary documentation in a form reasonably satisfactory to Ecolab and shall be consummated in accordance with the Business Sale Notice and in any event within ninety (90) days after the delivery of the Business Sale Notice (which 90-day period shall be extended by the number of days which elapse between the filing for and receipt of an necessary regulatory approvals prior to consummation). The Business Seller shall deliver to Ecolab or its designated Affiliate, against payment of the relevant purchase price, title to and possession of the Relevant Assets (and if the Relevant Assets are equity securities, stock certificates, together with stock powers duly endorsed in blank), free and clear of all Liens. If Ecolab has not elected to purchase, or to cause one of its Affiliates to purchase, the Relevant Assets, the Business Seller may, within one hundred and twenty (120) days after the delivery of the Business Sale Notice, sell all of the Relevant Assets to the transferee or transferees specified in the Business Sale Notice, if any, or to an Affiliate thereof, at not less than the price set forth in the Business Sale Notice, and on other terms and conditions no more favorable to the transferees than offered to Ecolab in the Business Sale Notice. In the event the Relevant Assets are not sold to a third Person within the 120-day period specified above, such Relevant Assets shall again become subject to the restrictions on sale or transfer contained in this Section 8.

9.	REMEDIES.

The Company and the Stockholders shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any holder of Shares. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances.

10.	NON-COMPETE COVENANT.

During the period commencing on the Closing and ending on the termination of this Agreement in accordance with its terms, Linkwell will not, and will cause its Affiliates not to:

(a) anywhere in the world, directly or indirectly, whether as a principal, agent, employee or otherwise, or alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be employed by, associated with, or otherwise aid or assist in any manner any Person that is engaged in or competitive with the business of any Group Member (including without limitation the marketing, sale, manufacture and distribution of C&S products to acute care customers in the People’s Republic of China) (a “Competing Activity”). Linkwell will not be in violation of this Section 10(a) solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding;

(b) except if the Parties expressly agree in writing, directly or indirectly (i) solicit the business of any Person who is a customer of any Group Member, (ii) cause, induce or attempt to cause or induce any customer, supplier, independent contractor, licensee, licensor, or franchisee or other business relation of any Group Member to cease or reduce the extent of its business relationship with such Group Member or to deal with any competitor of such Group Member or (iii) in any way interfere with the relationship between any Group Member and any of its customers, suppliers, licensees, licensors, franchisees or other business relations.

11.	LEGENDS.

Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required. The shares of stock represented by this certificate are subject to restrictions on voting and transfer and requirements of sale set forth in the Stockholders Agreement dated as of __, 2007, as amended and in effect from time to time. The Company will furnish a copy of such agreement to the holder of this certificate without charge upon written request. By accepting any interest in the shares of stock, the person accepting the interest agrees to and will be bound by all the provisions of such Stockholders Agreement.”

The Company agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 11.

12.	TERMINATION.

This Agreement shall terminate as to all parties upon the execution of a written instrument or termination by the Company and all of the Stockholders at that time. In addition, this Agreement shall terminate with respect to a Stockholder when such Stockholder no longer owns any Shares.

13.	MISCELLANEOUS.

13.1 Additional Parties. Notwithstanding anything to the contrary in this Agreement, no issuance or Transfer of any Shares to any Person who is not a party to this Agreement shall be effective until such Person has duly executed and delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that the Shares to be issued or transferred to such Person are subject to all the provisions of this Agreement and that such Affiliate is bound hereby and a party hereto to the same extent as, and is for purposes of this Agreement a, Stockholder. The Company shall not issue, and shall not permit the transfer of, any Shares on its books or issue a new certificate representing any such Shares unless and until such Person shall have complied with the terms of this Section 13.1.

13.2 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

13.3 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Linkwell Tech Group, Inc.
476 Hutai Branch Road
Baoshan District
Sanghai, China 200436
Fax: (8621) 66501425
Attn: Secretary

If to Linkwell:

Linkwell Corporation
476 Hutai Branch Road
Baoshan District
Sanghai, China 200436
Fax: (8621) 66501425
Attn: Secretary

with a copy (which will not constitute notice) to:

Burns & Levinson LLP
125 Summer St.
Boston, MA  02110
Fax: (617) 345-3299
Attn: Stephen D. Brook

If to Ecolab:

Ecolab Inc.,
Ecolab Center,
370 Wabasha Street North,
St. Paul, MN 55102-1390
Fax: (651) 293-2573
Attention: General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
Chicago, Illinois, 60601
Fax: 312 861 2899
Attention: Edward J. West

13.4 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

13.5 Waivers and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

13.6 Entire Agreement. This Agreement (together with the Stock Purchase Agreement and any documents and instruments referred to therein that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

13.7 Assignment and Successors. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. The rights and obligations of the Stockholders hereunder are not assignable without the prior written consent of the other Stockholders. The rights and obligations of the Company hereunder may not be assigned under any circumstances. Any purported assignment in contravention of the foregoing shall be void and of no effect.

13.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

13.9 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

13.10 Governing Law. The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

13.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

13.12 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Minnesota, County of Ramsey, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.3. Nothing in this Section 13.12, however, affects the right of any party to serve legal process in any other manner permitted by law.

13.13 Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

13.14 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

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The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Ecolab Inc. By: Phillip J. Mason Name: Phillip J. Mason Title: President, International Sector

Linkwell Tech Group, Inc. By: /s/ Xuelian Bian Name: Xuelian Bian Title: Chairman and CEO

Linkwell Corporation By: /s/ Xuelian Bian Name: Xuelian Bian Title: Chairman and CEO

Signature Page to Stockholders Agreement